Registration No. 333-170177

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SeaCube Container Leasing Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	98-0655416
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Maynard Drive Park Ridge, New Jersey	07656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (201) 391-0800

SEACUBE CONTAINER LEASING LTD. 2010 OMNIBUS EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Lisa D. Leach, Esq.

1 Maynard Drive

Park Ridge, New Jersey, 07656

(201) 391-0800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, filed by SeaCube Container Leasing Ltd., a Bermuda exempted company (the “Registrant”), relates to Registration Statement 333-170177 filed by the Registrant with the Securities and Exchange Commission on October 28, 2010 registering 1,000,000 common shares, par value $0.01 per share (“Common Shares”), of the Registrant relating to the SeaCube Container Leasing Ltd. 2010 Omnibus Equity Incentive Plan (the “Registration Statement”).

Effective as of April 24, 2013 (the “Effective Time”), pursuant to the Agreement and Plan of Amalgamation, dated as of January 18, 2013 (together with the Bermuda Amalgamation Agreement set forth on Exhibit A thereto), by and among 2357575 Ontario Limited, an Ontario, Canada corporation (“Parent”), SC Acquisitionco Ltd., a Bermuda exempted company and a subsidiary of Parent (“Acquisition Sub”), and the Registrant, Acquisition Sub and the Registrant amalgamated under the laws of Bermuda (the “Amalgamation”), with the amalgamated company continuing as a Bermuda exempted company and subsidiary of Parent. In connection with the Amalgamation, all issued and outstanding Common Shares converted into the right to receive cash, other than certain excluded shares. As a result of the Amalgamation, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities under the Registration Statement which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Park Ridge, New Jersey, on this 24th day of April, 2013.

SEACUBE CONTAINER LEASING LTD.

By:	/s/ Lisa D. Leach
Name: Lisa D. Leach
Title: Vice President and General Counsel

Note: no other person is required to sign this post-effective amendment to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.